EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TUESDAY, June 14, 2022

SOTHERLY HOTELS INC. COMPLETES SALE OF RALEIGH, NC HOTEL, PARTIALLY REPAYS CORPORATE DEBT

Williamsburg, Virginia – June 14, 2022 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that the Company has closed on the sale of the DoubleTree by Hilton Raleigh Brownstone in Raleigh, North Carolina for $42.0 million. A portion of the proceeds from the sale were used to repay the first mortgage and repay a majority of the Kemmons Wilson secured note. Remaining proceeds will be used to make any required distribution on the Company’s preferred stock related to maintaining the Company’s REIT status and for general corporate purposes.

“We are extremely pleased to complete the sale of the Doubletree by Hilton Raleigh Brownstone,” noted Dave Folsom, Chief Executive Officer of Sotherly. “The $42.0M above-market price equaled approximately a 14.0x EBITDA multiple and a 6.2% cap rate on 2019 results. The sale represents a transformative event for the Company, as it significantly reduces mortgage debt, repays expensive corporate leverage, while simultaneously removing near term capex required for life cycle improvements at the hotel. These events are all major milestones in restructuring our balance sheet, as our portfolio continues its recovery from the pandemic. Further, in making these important balance sheet improvements, and by removing significant near-term capital outlays, the Company can focus on additional post-COVID efforts, including its accrued and unpaid preferred dividends. The completion of this transaction brings renewed optimism for Sotherly, and we look forward to the ongoing lodging recovery, its effect on our business, and improvements to the health of our balance sheet.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648